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                       SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
                             Washington, D.C. 20549               OMB Number: 3235-0167
                                                                  Expires: October 31, 2004
                                 ______________                   Estimatged average burden
                                                                  hours per response.......1.50
                                     FORM 15
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             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 001-15631


                   INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

                        Clarendon House, 2 Church Street
                                P.O. Box HM 1022
                             Hamilton HM DX, Bermuda
                                 (441) 295-5950
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                  COMMON SHARES, PAR VALUE U.S. $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [ X ]     Rule 12h-3(b)(1)(i)     [ X ]
      Rule 12g-4(a)(1)(ii)       [   ]     Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12g-4(a)(2)(i)        [   ]     Rule 12h-3(b)(2)(i)     [   ]
      Rule 12g-4(a)(2)(ii)       [   ]     Rule 12h-3(b)(2)(ii)    [   ]
                                           Rule 15d-6              [   ]

      Approximate number of holders of record as of the certification or notice date: 1


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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Interwave Communications International Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 INTERWAVE COMMUNICATIONS INTERNATIONAL LTD.



Date:  December 9, 2004          /s/ Erwin F. Leichtle
                                 ------------------------------------------
                                 Name:  Erwin F. Leichtle
                                 Title: President and Chief Executive Officer